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Exhibit 10 (i)
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Description of Amendment to Agreement with Mr. E. R. Shames
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                The Agreement with Mr. Shames dated June 24, 1993 was amended
April 22, 1994 to provide that in the event he is terminated by the Company other than for cause on or before May 31, 1996, the Company will (1) either purchase his Columbus, Ohio residence or provide him with the difference between his cost of the residence and the fair market value thereof, if less, plus the applicable commission on his resale, not exceeding 6 percent of the sale price, and (2) pay his moving expenses, per Company policy, for his relocation to the East Coast (subject to reduction by amounts which any subsequent employer might pay).